SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.     )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14(a)-12

CELERITEK, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CELERITEK SENDS LETTER URGING SHAREHOLDERS TO REELECT

THE BOARD’S NOMINEES

Says Dissidents Have No Business Plan And Are In Over Their Heads

      SANTA CLARA, Calif., May 9, 2003 — Celeritek, Inc. (Nasdaq: CLTK), a manufacturer of GaAs semiconductor components for the wireless communications market and GaAs-based subsystems for the defense market, today sent the following letter to Celeritek shareholders:

May 9, 2003

Dear Fellow Shareholder:

      As we have previously advised you, a dissident group of shareholders who call themselves the Celeritek Shareholder Protective Committee is seeking to take control of Celeritek without offering you any roadmap for enhancing the value of your investment in the company. The facts are clear — the dissident group’s director nominees have NO working knowledge of the company or its business, NO business plan for the company, and NO concrete strategy for achieving its stated goal of maximizing the value of the company’s shares.

      With the special meeting of shareholders fast approaching, it is important that you act now to protect the value of your investment in Celeritek.

      Our largest shareholder, the State of Wisconsin Investment Board, intends to support the company’s director nominees at the upcoming special meeting. We urge you to do the same by voting AGAINST the dissident group’s proposal to remove the current members of the company’s board and FOR the company’s proposal to re-elect the incumbent directors. PLEASE SIGN, DATE AND RETURN THE ENCLOSED GREEN PROXY CARD TODAY.

      Remember, if you have previously returned a white proxy card, you have every legal right to change your vote — only your latest-dated proxy counts. (We urge you not to return any white proxy card you may receive — even as an act of protest.)

WE ARE ACTIVELY EXPLORING ALL STRATEGIC ALTERNATIVES

TO ENHANCE SHAREHOLDER VALUE

      We are committed to actively exploring all strategic alternatives in order to build shareholder value. We engaged Lehman Brothers, an internationally recognized, leading financial advisory firm, to assist us in exploring the strategic alternatives currently available to the company, including acquisitions, recapitalizations or a sale of the company. As part of this effort, we have already contacted a number of companies in our industry and strategically related industries to determine whether there is an opportunity to enhance shareholder value through a business combination transaction. We are fully committed to continuing these efforts, with the assistance of Lehman Brothers, even after the special meeting. If there is a strategic alternative that will create greater value for our shareholders than our current business plan, we are confident that we have the right team in place to capitalize on it.

      We are fully aware of our fiduciary duties to the company’s shareholders and we have always given full consideration to all strategic opportunities that are presented to the company. In fact, the company’s board held nine meetings last year during which it discussed and evaluated a conditional proposal made by Anaren, Inc. and concluded that the transaction that Anaren proposed was not in the best interests of Celeritek’s shareholders. Nonetheless, we recently gave Anaren the opportunity to conduct a due diligence review of the company’s business, without a customary standstill provision, to enable Anaren to prepare a more concrete business combination proposal. Anaren declined our offer, but we believe that our interaction with Anaren in

2002 and more recently this year demonstrates our willingness to consider and evaluate all serious proposals that we receive regarding business combination transactions with third parties.

WE ARE ON THE PATH TO PROFITABILITY

      We are actively focused on delivering value to all of the company’s shareholders. While the economic environment has been challenging in the industries in which we compete, we believe that we are taking the right steps to respond to market demands by adjusting and refocusing our business strategies. By leveraging recent technology breakthroughs that can be applied to both the wireless and satellite infrastructure and wireless handset end markets, we expect to broaden our customer base and drive market share gains and profitable growth. Already, we are seeing progress:

•	This past quarter, we introduced three new products that add new features and functionality, while at the same time address a broader customer base and significantly reduce our manufacturing costs.

•	Through our acquisition of Tavanza, we gained technology to support 3x3mm power amplifier modules. As the first company to sample this leading-edge technology, we have an important time-to-market advantage over our competitors. We have sampled this product with a number of customers and are receiving strong feedback that we believe will lead to market share gains and revenue growth late this year.

•	By leveraging our new distribution partnership with Richardson Electronics, we can augment our existing sales channel to market standard products to a wider range of customers in both the defense and wireless markets.

THE DISSIDENT GROUP HAS NO PLAN FOR YOUR COMPANY

      The dissident group appears to believe that greater shareholder value will miraculously flow from electing their director nominees. As is evident from their own proxy materials, however, the dissident group’s nominees have:

•	No working knowledge of Celeritek or its business;

•	No business plan for the company; and

•	No concrete strategy to maximize the value of the company’s shares.

      As a result, we do not believe that the dissident group or their director nominees will be able to enhance the value of your shares, and may in fact dilute the value of your shares if they are given the opportunity to assume control of the company.

      Apparently, the dissident group believes that they can simply wave a magic wand and sell Celeritek on terms that are better than what your current board could negotiate for the company’s shareholders.

•	Without any working knowledge of Celeritek or its business, do they honestly believe that they could obtain maximum value in a sale of the company?

•	And if they are unable to sell Celeritek quickly, do they seriously think that they can run the company’s business in a complicated industry, during challenging economic times, and with a disrupted management team?

•	Without a plan to run the company, do they expect you to believe that our customers and key employees would simply stick around waiting for Celeritek to be dismantled?

•	What would the loss of customers and key employees do to their ability to maximize shareholder value in a sale of the company?

      It is one thing to own 10% of Celeritek. It is quite another to actually run Celeritek. We do not believe that the dissident group has addressed these realities, and we have no confidence that they can.

      The only concrete action the dissident group has announced is one that enriches themselves at the expense of all other shareholders. The dissident group says that if their director nominees are elected, they will give each of their director nominees options to acquire 75,000 shares of Celeritek stock. The dissidents would like you to believe that this aligns their nominees’ interests with yours. However, not only are these option grants far greater than the option to purchase 6,000 Celeritek shares that current Celeritek directors receive when they become a director, but if the pricing gambit works, it would cause an approximately 3% dilution to the company’s equity and could force Celeritek to record a compensation charge. We believe that these facts present the dissident group’s true colors and should give the company’s shareholders cause for concern about the dissident group’s true motivations.

ELECT THE SLATE WITH EXPERIENCE, INDEPENDENCE AND A PLAN

      Unlike the dissident group’s hand-picked nominees, who we believe represent the interests of only certain shareholders, your current board has the independence, objectivity and experience to help Celeritek execute its business plan and responsibly explore other strategic alternatives that could deliver even greater shareholder value.

      Moreover, your board and management team are comprised of seasoned leaders who have years, and in some instances, decades of experience in the company’s industries and a demonstrated commitment to strong corporate governance principles.

      We urge you to reject the dissident group’s efforts to take over your company by voting AGAINST its proposal to remove the current members of the company’s board of directors and FOR the proposal to re-elect the six incumbent directors on the enclosed GREEN proxy card.

      On behalf of your board of directors, I thank you for your support.

Sincerely,

Tamer Husseini
Chairman of the Board, President and
Chief Executive Officer

If you have questions or need assistance in voting your shares, please call:

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Toll-Free: (888) 750-5834

Banks and Brokers call collect: (212) 750-5833

      This letter contains forward-looking statements, including statements regarding Celeritek’s efforts to explore strategic alternatives and means by which the company can enhance shareholder value, our response to market demands by adjusting and refocusing our business, our expectation that we will broaden our customer base and drive market share gains and profitable growth, and our ability to augment our existing sales channel to market standard products to a wider range of customers. These forward-looking statements represent Celeritek’s expectations or beliefs concerning future events. Celeritek undertakes no duty to update these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of known and unknown risk factors and uncertainties. Please see our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for a description of the risks facing our business.

      Celeritek has notified its shareholders that a special meeting will be held on May 19, 2003 to consider and vote on the dissident group’s proposals. Celeritek’s board of directors intends to solicit proxies against the dissident group’s proposals and has filed a definitive proxy statement with the Securities and Exchange Commission relating to its solicitation of proxies for the special meeting. Celeritek shareholders are urged to read the definitive proxy statement because it contains important information. Celeritek shareholders may obtain a copy of the definitive proxy statement and any other relevant documents for free at the Securities and

Exchange Commission’s web site located at www.sec.gov. Celeritek shareholders also may obtain a free copy of the definitive proxy statement and other relevant documents by contacting Celeritek Investor Relations. All of the Celeritek directors will be deemed to be participants in the board of directors’ solicitation of proxies in connection with the special meeting, and certain of the executive officers of Celeritek may be deemed to be participants in the board of directors’ solicitation of proxies in connection with the special meeting. A description of the direct and indirect interests, by security holdings or otherwise, of these participants in board of directors’ solicitation of proxies are set forth in the definitive proxy statement filed by Celeritek with the Securities and Exchange Commission in connection with the special meeting.